THUNDER MOUNTAIN GOLD INC.

11770 W. President Dr., Ste. F Boise, Idaho 83713 phone: (208) 658-1037
TSX-V: THM OTCQB: THMG

News Release

THUNDER MOUNTAIN GOLD ANNOUNCES PROPOSED SHARES FOR DEBT SETTLEMENT

Vancouver, British Columbia and Boise, Idaho - July 8, 2026 - Thunder Mountain Gold, Inc. (the "Company" or "Thunder Mountain") (TSX-V: THM; OTCQB: THMG) is pleased to announce that its board of directors has approved the proposed issuance of up to 1,578,036 Common Shares at a deemed price per Common Share of US$0.70 (CAD$1.00) to settle outstanding compensations payable to the President and Chief Executive Officer (the "Insider") and to certain former service providers of the Company, including one former officer, in aggregate debt amount of US$1,104,625 (CAD$1,578,036) (the "Debt Settlement").

The issuance of 670,714 Common Shares to the Insider in satisfaction of US$469,500 constitutes a "related party transaction" as defined in Multilateral Instrument 61-101 - Protection of Minority Securityholders in Special Transactions ("MI 61-101"). The Company is relying on the exemption from valuation requirement and minority approval pursuant to subsections 5.5(a) and 5.7(1)(a) of MI 61-101, respectively, as the participation by the Insider in the Debt Settlement does not represent more than 25% of the fair market value of the Company's market capitalization.

The completion of the Debt Settlement remains subject to the approval of the TSX Venture Exchange.

The Common Shares have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or any U.S. state securities laws.  The Debt Settlement will be conducted in the United States pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder. The Common Shares will constitute "restricted securities" under the Securities Act and shall bear a U.S. restrictive legend, in addition to such additional legends as shall be required under applicable Canadian securities legislation and the policies of the TSX Venture Exchange.

The Common Shares issued in the Debt Settlement will be subject to a four-month hold period in accordance with the policies of the TSX Venture Exchange and applicable Canadian securities legislation, in addition to such other restrictions as may apply under the Securities Act.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful.

Website: www.thundermountaingold.com
OTCQB: THMG TSX-V: THM

Regarding Thunder Mountain Gold, Inc.

Thunder Mountain Gold Inc., a junior exploration company founded in 1935, owns interests in base and precious metals projects in the western U.S. The Company's principal asset is The South Mountain Mine, a historic former Anaconda Mining development of silver, gold, zinc, copper, and lead, located on private land in Owyhee County Idaho. Thunder Mountain Gold also owns 100% of the Trout Creek Project - a gold exploration project located along the western flank of the Shoshone Mountain Range in the Reese River Valley, adjacent to and surrounded by Nevada Gold Mines, a Barrick and Newmont Gold, Inc. joint venture. For more information on Thunder Mountain Gold, please visit the Company's website at www.Thundermountaingold.com.

The South Mountain Project

The South Mountain Mine is a polymetallic development project containing high-grade zinc, silver, gold, and copper, and is located on private land approximately 70 miles southwest of Boise, Idaho. The Project is on private land, permitting has been, and should remain straightforward. The Project was intermittently mined from the late 1940s to the late 1960s, most notably by Anaconda Copper, with over 8,000 feet of underground developmental workings that that have been rehabilitated, re-engineered, and are MSHA compliant. Thunder Mountain Gold Inc. purchased and advanced the project from 2007 through Present, with expenditures into the project of approximately US$25 million. Historic test mining and processing at the Project has mostly come from high-grade Carbonate Replacement Deposits (CRD) and skarn zones that remain open at depth and along strike. According to historical smelter records, approximately 53,642 tons of mineralized material have been mined and direct shipped to the smelter, with average grades; 14.5% Zn, 10.6 o.p.t. Ag (363.42 g/t Ag), 0.058 o.p.t. Au (1.98 g/t Au), 1.4% Cu, and 2.4% Pb were realized (See SK-1300 Technical Resource Statement, and NI 43-101 Technical Report: Updated Mineral Resource Estimate for the South Mountain Project, dated December 31, 2023, and December 15, 2023, respectively. More details are available on the Thunder Mountain Gold Inc. website and at www.SEC.gov, and www.sedar.com).

Technical Data in this Release

The technical information in this news release was reviewed and approved by Steven A. Osterberg, Ph.D., P.G., Q.P. consulting geologist, and is a "Qualified Person" as defined by the U.S. S-K 1300 regulations & National Instrument 43-101 (Canada) standards.

Forward-Looking Statements

This press release contains forward-looking statements that are based on the beliefs of management and reflect the Company's current expectations. Generally, forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", "believes" or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved" or the negative connotation thereof.  The forward-looking statements are based on certain assumptions, which could change materially in the future. By their nature, forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, investors should not place undue reliance on forward-looking information. Forward-looking information is provided as of the date of this press release, and the Company assumes no obligation to update or revise them to reflect new events or circumstances, except as required in accordance with applicable laws.

Cautionary Note to Investors

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information, please contact:

Thunder Mountain Gold, Inc.

Eric T. Jones
President and Chief Executive Officer

eric@thundermountaingold.com

Office: (208) 658-1037